UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 2)

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Filed by a party other than the Registrant ☐

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☐	Definitive Proxy Statement

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EMBRACE CHANGE ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Embrace Change Acquisition Corp. (the “Company”) is filing this amendment No. 2 (the “Amendment No. 2”) to its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on July 31, 2024 (the “Proxy Statement”) to (1) change the Extension Payment from the lessor of $50,000 or $0.025 per outstanding public share for each one-month extension to $75,000 per outstanding public share for each one-month extension, and (2) disclose that the dissolution expenses will be paid by the sponsor, instead of from the Trust Account. Terms used in this Amendment No. 2 that are not defined in this Amendment No. 2 have the meanings given to them in the Proxy Statement.

Proposal No. 2 — Trust Agreement Amendment Proposal — To approve, as an ordinary resolution, as provided in Annex B to the accompanying proxy statement, an amendment to Embrace Change’s investment management trust agreement, dated as of August 9, 2022 and as amended (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), to extend the Combination Period from the Termination Date to the Extended Date, by depositing into the trust account (the “Trust Account”) $75,000 per outstanding public share for each one-month extension (the “Extension Payment”). This proposal is referred to as the “Trust Agreement Amendment Proposal;” and

After consultation with Wuren Fubao Inc. (the “Sponsor”), the Company’s management has reasons to believe that, if the Extension Amendment Proposal and Trust Amendment Proposal are approved, the Sponsor or its affiliates will contribute $75,000 per outstanding public share to the Company as a loan (the “Contribution”) for the Company to deposit the funds into the Trust Account as the Extension Payment, upon five days’ advance notice prior to the applicable deadlines, and to extend the Combination Period for an additional one (1) month period each time for up to twelve (12) times. The Contribution will be deposited in the Trust Account within two business days prior to the beginning of the additional extension period (or portion thereof). The Contribution will bear no interest and will be repayable by the Company to the Sponsor upon consummation of a Business Combination in cash or private placement units at a price of $10 per unit at the option of the Sponsor. The loan will be forgiven by the Sponsor or its affiliates if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Company’s Board otherwise determines that the Company will not be able to consummate a Business Combination by the Extended Date, the Company would wind up its affairs and redeem 100% of the outstanding Public Shares in accordance with the same procedures set forth below that would be applicable if the Extension Amendment Proposal and the Trust Amendment Proposal are not approved.

If Extension Amendment Proposal and the Trust Agreement Amendment Proposal are not approved, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than five business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes, if any ~~(less up to $50,000 of interest to pay dissolution expenses)~~, divided by the number of then-outstanding Public Shares (such redemption, the “Mandatory Redemption”), which Mandatory Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such Mandatory Redemption, subject to the approval of our remaining shareholders and our board, liquidate and dissolve, subject in the case of clauses (2) and (3), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will pay the dissolution expenses. Subject to the foregoing, the approval of the Extension Amendment Proposal requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds (2/3) of votes cast by such holders of the issued and outstanding ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting or any adjournment thereof.

If the Extension Amendment Proposal and the Trust Amendment Proposal are approved, the amount of money needed to extend the time to complete a business combination would be significantly reduced to $75,000 per outstanding public share for each month and the Combination Period could be extended for 6 months longer.

Resolution

The resolution to be put to the shareholders to consider and to vote upon at the Extraordinary General Meeting in relation to Trust Agreement Amendment Proposal is as follows:

“RESOLVED, AS AN ORDINARY RESOLUTION, THAT subject to and conditional upon the effectiveness of the special resolution to amend and restate the Second Amended and Restated Articles of Association of the Company with respect to the Extension Amendment as set forth in Annex A, the Trust Agreement be amended in the form set forth in Annex B to the accompanying proxy statement to give the Company the right to extend the date by which the Company has to complete a business combination from August 12, 2024 to August 12, 2025, by depositing into the Trust Account $75,000 per outstanding public share, for each one-month extension, on or prior to the date of the applicable deadline, for up to twelve (12) times.”

ANNEX A

PROPOSED AMENDMENTS TO
THE AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
OF
EMBRACE CHANGE ACQUISITION CORP.

The Extension Amendment Proposal

“RESOLVED, as a special resolution, THAT:

Article 37.8 of the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the words “The Company has until 24 months from the closing of the IPO to consummate a Business Combination, provided however that if the Board of Directors anticipates that the Company may not be able to consummate a Business Combination within 12 months from the closing of the IPO, the Company may, by Resolution of Directors, at the request of the Sponsor, extend the period of time to consummate a Business Combination up to twelve times, each by an additional one month, subject to the Sponsor depositing additional funds into the Trust Account upon five days advance notice prior to the applicable deadline in accordance with terms as set out in the Trust Agreement. In the event that the Company does not consummate a Business Combination by 12 months from the closing of the IPO (or up to 24 months from the Closing of the IPO (subject in the latter case to valid one-month extensions having been made in each case) or such later time as the Members of the Company may approve in accordance with these Articles (the “Extended Date”), the Company shall” and their replacement by the words “The Company has until 36 months from the closing of the IPO to consummate a Business Combination, provided however that if the Board of Directors anticipates that the Company may not be able to consummate a Business Combination within 24 months from the closing of the IPO, the Company may, by Resolution of Directors, at the request of the Sponsor, extend the period of time to consummate a Business Combination up to twelve times, each by an additional one month, subject to the Sponsor depositing additional funds into the Trust Account upon five days advance notice prior to the applicable deadline in accordance with terms as set out in the Trust Agreement. In the event that the Company does not consummate a Business Combination by 24 months from the closing of the IPO (or up to 36 months from the Closing of the IPO (subject in the latter case to valid one-month extensions having been made in each case) or such later time as the Members of the Company may approve in accordance with these Articles (the “Extended Date”), the Company shall”, and

Article 37.8(b) of the Second Amended and Restated Memorandum of Association and Articles of Association of the Company be amended by the deletion of the words “(less up to US$50,000 of interest to pay dissolution expenses)”; and

Article 37.9(a)(ii) of the Second Amended and Restated Memorandum of Association and Articles of Association of the Company be amended by the deletion of the words “within 12 months after the date of the closing of the IPO or 24 months from the closing of the IPO pursuant to Article 37.8 (subject in the latter case to valid one-month extensions having been made in each case)” and their replacement with the words “within 24 months after the date of the closing of the IPO or 36 months from the closing of the IPO pursuant to Article 37.8 (subject in the latter case to valid one-month extensions having been made in each case)”, and

Article 37.11(b)(ii)(A) of the Second Amended and Restated Memorandum of Association and Articles of Association of the Company be amended by the deletion of the words “beyond 12 months from the closing of the IPO or 24 months from the closing of the IPO pursuant to Article 37.8 (subject in the latter case to valid one-month extensions having been made in each case)” to “beyond 24 months from the closing of the IPO or 36 months from the closing of the IPO pursuant to Article 37.8 (subject in the latter case to valid one-month extensions having been made in each case)”, and

The third amended and restated memorandum and articles of association of the Company be and are hereby approved and adopted, in substitution for, and to the exclusion of, the Second Amended and Restated Memorandum and Articles of Association of the Company with immediate effect to reflect the above amendments.

Annex A-1

ANNEX B

PROPOSED AMENDMENT NO. 2
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of August 12, 2024, to the Investment Management Trust Agreement (as defined below) is made by and between Embrace Change Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of August 9, 2022 (the “Trust Agreement”):

WHEREAS, Section l(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, the Amendment No. 1 of the Trust Agreement requires the Company to deposit $75,000 per outstanding public share into the Trust Account for each one-month extension from August 12, 2023 for up to twelve months;

WHEREAS, at an Extraordinary General Meeting of the Company held on August 12, 2024 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s amended and restated articles of association (the “A&R AA”) giving the Company the right to extend the date by which it has to consummate a business combination twelve (12) times for an additional one (1) month each time, from August 12, 2024 to August 12, 2025 (i.e., for a period of time ending 24 months from the consummation of its initial public offering); and (ii) a proposal to amend the Trust Agreement requiring the Company to deposit the lessor of $50,000 or $0.025 per outstanding public share into the Trust Account for each one-month extension from August 12, 2024 for up to twelve months; and

NOW THEREFORE, IT IS AGREED:

1. Section l(i) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 24-month anniversary of the closing of the IPO (“Closing”) or the 25-month, 26-month, 27-month, 28-month, 29- month, 30-month, 31-month, 32-month, 33-month, 34-month, 35-month, or 36-month anniversary of the Closing in the event that the Company extended the time to complete the Business Combination by depositing $75,000 per outstanding public share in the Trust Account for each one month extension on or prior to the end of the immediately preceding period (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.”

2. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

Annex B-1

4. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

Annex B-2

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

EMBRACE CHANGE ACQUISITION CORP.

By:
Name:
Title:

Annex B-3

The date of this Amendment No. 2 is August 9, 2024.